Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Nissa French, Public Relations	Wade Bronson, Director of Investor Relations
(612) 291-6216 or Nissa.french@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Sanjay Khosla Joins

Best Buy Board of Directors

MINNEAPOLIS – Oct. 15, 2008 – Best Buy Co., Inc. (NYSE: BBY) today announced the appointment of Sanjay Khosla to its board of directors. Khosla, executive vice president and president of Kraft International Commercial, will be a Class 2 director with a term expiring in 2009.

“Sanjay is a highly respected international business leader with an impressive track record. He will be a dynamic addition to our board. His insights and expertise in consumer marketing, as well as his perspectives on operating in multiple countries, will be valuable as Best Buy continues to evolve,” said Richard M. Schulze, Best Buy’s founder and chairman. “We look forward to learning from Sanjay as we drive further innovation in our operating model and develop growth opportunities that will further benefit out customers, our employees and our shareholders.”

Khosla joined Kraft, one of the world’s largest food and beverage companies, in January 2007. He is responsible for the $16 billion Kraft International business. Prior to Kraft, Khosla was with Fonterra Co-operative Group Ltd., a multinational dairy company based in New Zealand, where he served as managing director of its consumer and food service business. Before joining Fonterra, Khosla had a 27-year career with Unilever PLC in India, the United Kingdom and Europe, culminating as senior vice president, Global Beverages and chairman of Unilever’s beverages category.

Khosla graduated with honors in electrical engineering from the Indian Institute of Technology. He also completed the Harvard University Advanced Management Program.

Khosla is expected to stand for election to the Best Buy board of directors, along with all other Class 2 directors, at the next  regular meeting of shareholders.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, and China, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $40 billion annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Pacific Sales Kitchen and Bath Centers, The Phone House and Speakeasy. Approximately 165,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2008, we donated a combined $31.8 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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